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                                                                    EXHIBIT 10.1

                              SETTLEMENT AGREEMENT


         Frederick W. Mosser and Choice Hotels International, Inc. have reached the following Agreement as of February 11, 1994. In this Agreement, "Employee" refers to Frederick W. Mosser. "Company" refers to Choice Hotels
International, Inc.

         1. Termination of Employment. Employee's employment agreement dated as of July 31, 1991 and employment will terminate on March 11, 1994. Employee's job duties will terminate on February 11, 1994. Employee hereby resigns as an officer and director of the Company and its affiliated corporations effective February 11, 1994. Upon termination of employment, Employee will return to Company any property owned by Company, including credit cards, keys to buildings and non-public materials, except that pursuant to the terms set forth in paragraph 2(J) below Employee may continue to use his company car until his final departure from Germany to the United States (not later than July 1, 1994).

         2.      Benefits.  Company will pay Employee the following benefits:

         A) Salary through March 11, 1994, with usual deductions taken (i.e., health insurance premium, FICA and income tax withholding, as applicable).

         B)      Earned vacation pay, with usual deductions taken.

         C) Approved business expenses incurred through March 11, 1994, according to Company's policies.
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         D)      An additional amount equal to US $500,000, payable on or
before February 28, 1994 with usual deductions taken.

         E) Company will pay for Employee's US, Maryland and German income tax preparation for 1993 and 1994.

         F) Company will indemnify Employee against Maryland income taxes assessed for all years or partial years that Employee has been employed by Company in Germany. Furthermore, Employee's liability to the Company, if any, for taxes due for 1993 and 1994 pursuant to his employment agreement dated as of July 31, 1991 and letter of understanding dated June 19, 1991 is hereby waived by the Company.

         G) Company will pay the reasonable costs of moving Employee, his family and household goods back to the US and will also pay the reasonable costs of delivery of household goods stored while Employee has been employed by Company in Germany.

         H) Company will pay the reasonable costs of restoring Employee's home in Bethesda, Maryland to the condition at the beginning of the present tenant's tenancy (reasonable wear and tear excepted) upon the present tenant's vacating the premises in or about September 1994.

         I) Company will pay the reasonable costs of restoring Employee's rental house in Germany to the condition at the beginning of the Employee's tenancy (reasonable wear and tear excepted) upon his vacating it in about June 1994.

         J) Employee will be allowed the continued use, with all operating expenses to be borne by Employee, of his company car





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until July 1, 1994 or until his departure from Germany to the US, whichever first occurs.

         Employee understands that these benefits are all Employee is entitled to receive from Company except for rights under stock option agreements presently vested or which vest prior to termination of employment and further except for retirement or profit- sharing benefits to which Employee may be entitled under Company's standard program, if any. Employee will receive no further wages, vacation or other similar payments from Company. Employee agrees that the payments and benefits set forth herein are more than Company is required to pay under its normal policies and procedures.

         3. Complete Release. Employee agrees to release Company, its parent, and any related companies, subsidiaries and affiliates, and the officers, directors, employees and agents of all of them, from all claims or demands Employee may have based on Employee's employment with Company or the termination of that employment except for claims for benefits under this Agreement. This includes a release of any rights or claims Employee may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; and any





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
other federal, state or local laws or regulations prohibiting employment discrimination. This also includes a release by Employee of any claims for personal injuries, wrongful discharge, compensation and benefits, expenses,
bonuses, or any other employee rights or benefits.   This release does not
include a release of Employee's right, if any, to retirement or profit-sharing benefits under Company's standard programs, if any.

         This Agreement covers both claims Employee knows about and those he or she may not know about. Employee assumes the risk of any and all unknown claims which may exist at the time he or she signs this Agreement, and agrees that this Agreement shall apply to any and all known and unknown claims.

         4. Future Lawsuits. Employee promises never to file a lawsuit asserting any claims that are released in Paragraph 3 of this Agreement. Employee further agrees not to assist any other person in bringing any action, claim or demand against Company and agrees not to make derogatory remarks about Company. Employee agrees to assist Company at Company's expense in any lawsuit or claim arising from circumstances that took place during Employee's employment, to the extent reasonably necessary to protect Company's interests, and Company will reimburse Employee's reasonable expenses in connection therewith.

         5. Business Information of Company. Employee agrees that for a period of twenty-four (24) months from the date of termination of employment, he or she shall not directly or





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indirectly, or cause others to:  (1) make use of or disclose to others any non-public information relating to the business of Company and its affiliates, including but not limited to present or prospective clients, franchises, management contracts, development plans, acquisitions, operating data or Company policies; (2) without Company's prior written consent, offer employment to or employ on behalf of any other person or entity, any person who is an employee of Company or its affiliates on the date hereof, or induce such person, directly or indirectly, to leave his or her employment; or (3) solicit franchisees, customers or clients of Company or its affiliates, or otherwise induce such persons, directly or indirectly, to terminate or reduce their business with Company.

         6. Non-Admission of Liability. Company makes this Agreement to avoid the cost of defending against any possible lawsuit. By making this Agreement, Company does not admit that it has done anything wrong.

         7. Non-Release of Future Claims. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act which arise after the termination of Employee's employment.

         8. Consequences of Employee Violation of Promises. If Employee breaks Employee's promise in Paragraph 4 of this Agreement and files a lawsuit based on claims that Employee has released,





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Employee will pay for all costs incurred by Company, any related companies, or the officers, directors, employees or agents of any of them, including reasonable attorneys' fees, in defending against Employee's claim.

         9. Period for Review and Consideration of Agreement. Employee understands that Employee has been given a period of twenty-one (21) days to review and consider this Agreement before signing it. Employee further understands that Employee may use as much of this twenty-one (21) day period as Employee wishes prior to signing this Agreement.

         10. Encouragement to Consult with Attorney. Employee is strongly encouraged to consult with an attorney before signing this Agreement. Employee understands that whether or not to do so is Employee's decision.

         11. Employee's Right to Revoke Agreement. Employee may revoke this Agreement within seven (7) days of Employee's signing it. Revocation can be made by delivering a written notice of revocation to Gerald W. Petitt, President, Choice Hotels International, Inc., at 10750 Columbia Pike, Silver Spring, Maryland 20901. For this revocation to be effective, written notice must be received by Gerald W. Petitt no later than the close of business on the seventh (7th) day after Employee signs this Agreement. If Employee does not sign this Agreement within the





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time period set forth in Paragraph 9, or revokes this Agreement, it shall not be effective or enforceable and Employee will not receive the benefits described in Paragraphs 2(D), (I) and (J).

         12. Termination of Employment. Employee acknowledges that, if this Agreement becomes effective, Employee's employment with Company will end irrevocably and forever and will not be resumed.

         13. Entire Agreement. This is the entire Agreement between Employee and Company. Company has made no promises to Employee other than those in this Agreement.

         EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

         PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.



EMPLOYEE                                   CHOICE HOTELS INTERNATIONAL, INC.



/s/ Frederick W. Mosser                    By: /s/ Gerald W. Petitt
- -------------------------------               ----------------------------------
Frederick W. Mosser                            Gerald W. Petitt, President


Date: February 11, 1994                    Date: February 11, 1994


/s/ Everett F. Casey                       /s/ Everett F. Casey
- -------------------------------            -------------------------------------
Witness                                    Attest   Asst. Secy.





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